Exhibit 10.9.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE ARCHERDX, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCHERDX, INC. IF PUBLICLY DISCLOSED.

First Amendment
to Exclusive Patent License Agreement
A217008.04
This First Amendment (“First Amendment”) to the Exclusive Patent License Agreement MGH # A217008, (the “Agreement”), dated July 23, 2013 is made as of August 15, 2016 (“First Amendment Effective Date) by and between The General Hospital Corporation, d/b/a Massachusetts General Hospital, a not-for-profit Massachusetts corporation, with a principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 and ArcherDx, Inc., a Delaware Corporation, having a principal place of business at 2477 55th St. # 202 Boulder, Colorado 80301.
RECITALS

A.	Hospital originally entered into the Agreement with ArcherDx, Inc., a Delaware corporation, having a principal place of business at 16042 W. 59th Ave., Golden, CO80403.

B.
Company subsequently entered into a merger agreement (the “Merger Agreement”), dated as of July 11, 2013, with Enzymatics, Inc., a Massachusetts corporation (“Enzymatics”). Pursuant to Section 12.5 of the Agreement, the Agreement was assigned to Enzymatics by merger notified and consented to by Hospital vide letter dated August 27, 2013.

C.
Enzymatics was acquired by Qiagen North American Holdings, Inc. (“Qiagen”) on December 16, 2015, pursuant to which Qiagen acquired all of the businesses of Enzymatics other than its supply chain and archer business units. In connection with and prior to the closing of the acquisition of Enzymatics by Qiagen, Qiagen combined its supply chain and archer business units into a new business entity ArcherDx, Inc. (identified in the first paragraph of this First Amendment; “Company”), Qiagen assigned the Agreement to Company, and Hospital previously consented to said assignment on December 3, 2014.

D.	Company and Hospital, each referred to herein individually as “Party” and collectively as “Parties,” now desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Construction. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement.

2.    Amendments to Agreement.
(a) Section 3.1 of the Agreement shall be amended and restated to read in its entirety as follows:
“Diligence Requirements. Company shall use, and shall cause its Affiliates and Sublicensees, as applicable, to use, commercially reasonable efforts to develop and make available to the public Products and Processes throughout the License Territory in the License Field. Such efforts shall include achieving the following objectives within the time periods designated below following the Effective Date:

(a)
Company shall make a First Commercial Sale of a first Product by December 31, 2013, and shall make continuing Sales of such Product without any elapsed time period of one (1) year or more in which such Sales do not occur.

(b)
Company shall make a First Commercial Sale of a second Product by December 31, 2014, and shall make continuing Sales of such Product without any elapsed time period of one (1) year or more in which such Sales do not occur.

(c)
Company shall make a First Commercial Sale of a Product in the IVD Field by December 31, 2017, and shall make continuing Sales of such Product without any elapsed time period of one (1) year or more in which such Sales do not occur.

(d)	Company shall achieve the following levels of Net Sales for the 12 months immediately preceding each of the following dates:

Date	Net Sales
December 31st, 2014	$2,000,000
December 31st, 2015	$8,000,000
December 31st, 2016	$10,000,000
December 31st, 2017	$17,600,000
For each subsequent calendar year after the calendar year ending December 31, 2017, the level of Net Sales shall increase by ten percent (10%) over the Net Sales in the immediately preceding calendar year. For clarity and by way of example, the Net Sales in the calendar year ending December 31, 2018 shall be $18,700,000 and the Net Sales in the calendar year ending December 31, 2019 shall be $20,570,000.
Achievement of the foregoing objectives shall be deemed to satisfy Company’s obligations to use commercially reasonable efforts under this Section 3.1.”

(b) Section 4.5 (a) of the Agreement shall be amended and restated to read in its entirety as follows:
“Beginning with the First Commercial Sale in any country in the License Territory, Company shall pay Hospital during the term of any license granted under Section 2.1(a)(i), a royalty of [**] of the Net Sales of all Products and Processes. Notwithstanding the foregoing, for the period of twelve (12) months immediately preceding December 31st, 2016, Company shall pay Hospital the greater of
(a) [**], and (b) a royalty of [**] of the Net Sales for the twelve (12) months immediately preceding December 31st 2016. The royalty rates contained in this Section 4.5(a) shall be reduced by fifty percent (50%) on a country-by-country basis for any Product or Process, the manufacture, use, sale, importation or performance of which in or into a specific country is not covered by Patent Rights in such country.”
3.    Effect of Amendment; Conflicts. Except as expressly amended by this First Amendment, the Agreement shall continue in full force and effect. If there is any conflict between the terms of the Agreement and the terms of this First Amendment, the terms of this First Amendment shall govern and control.
4.    Further Assurances. The Parties agree to execute such further instruments, agreements and documents and to take such further actions as may reasonably be necessary to carry out the intent of this First Amendment.
5.    Counterparts. This First Amendment may be executed in any number of counterparts, each which shall be deemed an original, and all of which together shall constitute one instrument.
6.    Entire Agreement. This First Amendment, together with the Agreement and the documents referenced herein and therein, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the First Amendment Effective Date.

THE GENERAL HOSPITAL ASSOCIATION
By:	/s/ Daniel Castro
Name:	Daniel Castro
Director, Business Strategy and Licensing
Title	Innovation Partners HealthCare

ARCHERDX, INC.
By:	/s/ Christian LaPointe
Name:	Christian LaPointe
Title	General Counsel